 Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in this Amendment No. 1 to the Registration Statement on Form F-10/A (the “Registration Statement”), of our auditor’s report dated January 2, 2024 relating to the consolidated financial statements of Electrovaya Inc. and its subsidiaries (the “Company”) as at September 30, 2023 and for the year then ended, as included in the Annual Report on Form 40-F of the Company for the year ended September 30, 2023, as filed with the United States Securities and Exchange Commission (“SEC”).

We also consent to the reference to our firm under the heading “Auditors, Transfer Agent and Registrar” in the Registration Statement.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

September 17, 2024

Toronto, Canada